SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 2, 2004

SCHLUMBERGER N.V.

(SCHLUMBERGER LIMITED)

(Exact name of registrant as specified in its charter)

Netherlands Antilles	1-4601	52-0684746
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

153 East 53rd Street, 57th Floor New York, New York	10022-4624

42, rue Saint-Dominique Paris, France	75007

Parkstraat 83, The Hague, The Netherlands (Address of principal executive offices)	2514 JG (Zip or Postal Codes)

Registrant’s telephone number in the United States, including area code: (212) 350-9400

Item 5.	Other Events.

On February 2, 2004, Schlumberger Limited’s subsidiary, Schlumberger Investments Limited, entered into an agreement to sell 9.6 million ordinary shares of Atos Origin SA (including 1 million shares subject to an overallotment option that was exercised on February 3) at a price of EUR52.95 per share in a private placement to institutional investors. The total gross proceeds from the sale will be about EUR508 million, or $630 million. Schlumberger expects to apply the net proceeds from the sale to reduce debt.

Subsidiaries of Schlumberger Limited received 19.3 million shares, or 28.9% of the share capital, of Atos Origin as part of the consideration for the sale of portions of the businesses of SchlumbergerSema to Atos Origin. The sale of the Atos Origin shares will be essentially breakeven, given the price on January 29, 2004 of EUR52.65 upon closing of the sale to Atos Origin.

Following completion of the sale, which is subject to customary conditions, the Schlumberger group will hold approximately 14.5% in the share capital of Atos Origin. Consequently, Schlumberger will account for its remaining investment in Atos Origin using the cost method.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHLUMBERGER N.V. (SCHLUMBERGER LIMITED)

By:	/s/ Frank A. Sorgie

Frank A. Sorgie
Chief Accounting Officer

Date: February 4, 2004